Exhibit 2

Joint Filing Agreement

         Pursuant to Rule 13d−1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that the Schedule 13D to which this Joint Filing Agreement is being filed as Exhibit 2 shall be a joint statement filed on behalf of each of the undersigned.

Date: December 28, 2007

Apro Media Co. Ltd

By: /s/ Min Ho Lee

       Name:    Min Ho Lee

       Title:   Secretary

Apro Media Corp.

By: /s/ W. Benjamin Garst Jr.

       Name:   W. Benjamin Garst Jr.

       Title:  Secretary